JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2012

Morristown, Tennessee -- (July 26, 2012) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank (the “Bank”), announced net income for the quarter ended June 30, 2012 of $291,000, or $0.05 per diluted share, compared to a net loss of $848,000, or $0.14 per diluted share, for the quarter ended June 30, 2011.

 For the fiscal year ended June 30, 2012, the Company reported a net loss of $4.0 million, or $0.64 per diluted share, compared to net income of $30,000, or $0.00 per diluted share, for the fiscal year ended June 30, 2011.  Financial results for the fiscal year ended June 30, 2012 were negatively impacted by a $9.9 million provision for loan losses compared to a provision of $4.4 million for the fiscal year ended June 30, 2011.  The increase in the provision for loan losses was attributable to higher realized and estimated losses.

Anderson L. Smith, President and Chief Executive Officer, commented, “The resolution of nonperforming assets continues to be the primary focus for management.  Although our level of nonperforming assets remains elevated, we are encouraged by positive trends in many areas of the Bank.  The extended low interest rate environment continues to pressure asset yields, however, we have been successful in lowering funding costs to offset decreases in asset yields and in improving the deposit mix.   Our liquidity position is strong and our capital ratios continue to exceed those required to be considered “well capitalized” for regulatory purposes.”

Net interest income decreased $481,000, or 10.1%, to $4.3 million for the quarter ended June 30, 2012 compared to $4.8 million for the same period in 2011.  The net interest margin was 3.68% for the quarter ended June 30, 2012 compared to 3.80% for the same period in 2011.  The decrease in the net interest margin was attributable to a shift in the asset mix to higher levels of  lower yielding investments and unfavorable asset repricing.  These decreases were partially offset by lower rates paid on deposits and a lower average balance of higher-costing time deposits.  For the fiscal year ended June 30, 2012, net interest income declined $442,000 to $17.9 million compared to $18.3 million for the fiscal year ended June 30, 2011, while the net interest margin increased 37 basis points to 3.72% compared to 3.35% for fiscal 2011.

Noninterest income totaled $491,000 and ($298,000) for the quarters ended June 30, 2012 and 2011, respectively.  Noninterest income for the 2011 period was adversely impacted by the impairment of investment securities recognized during the quarter ended June 30, 2011 totaling $835,000.  For the fiscal year ended June 30, 2012, noninterest income decreased $1.1 million, or 32.6%, to $2.2 million.  For fiscal 2011, noninterest income included a gain on investment securities totaling $2.1 million, partially offset by the previously mentioned impairment of investment securities.

Total noninterest expense decreased $230,000, or 5.7%, to $3.8 million for the quarter ended June 30, 2012 compared to $4.0 million for the same period in 2011 due to a decrease in valuation adjustments and expenses on other real estate owned of $136,000, or 37.2%, and a decrease in advertising expense of $140,000, or 67.0%.  For the fiscal year ended June 30, 2012, total noninterest expense decreased $718,000, or 4.1%, to $16.7 million compared to $17.4 million for fiscal 2011.  Noninterest expense for the fiscal year ended June 30, 2011 included prepayment penalties of $775,000 incurred on the early payoff of FHLB advances.

At June 30, 2012, total assets were $522.9 million compared to $561.2 million at June 30, 2011.  Net loans decreased $56.1 million, or 14.8%, to $322.5 million at June 30, 2012, compared to $378.6 million at June 30, 2011, due to reduced loan demand combined with normal paydowns on existing loans, transfers to other real estate owned and charge-offs.  Reduced loan demand is primarily the result of continued economic weakness in the Bank’s market areas.  Investment securities increased $8.7 million, or 11.6%, to $83.5 million at June 30, 2012 compared to $74.8 million at June 30, 2011, as excess liquidity was deployed into the investment portfolio.

Total deposits decreased $30.4 million, or 6.7%, to $423.9 million at June 30, 2012 compared to $454.3 million at June 30, 2011 due to the planned runoff of higher cost certificates of deposit.  Certificates of deposit decreased $40.5 million, or 19.2%, to $170.4 million while transaction accounts increased $10.1 million, or 4.2%, to $253.5 million at June 30, 2012.  The average cost of interest-bearing deposits for the three month period ended June 30, 2012 was 0.58% compared to 1.09% for the corresponding period in 2011.   Certificates of deposit comprised 40.2% of total deposits at June 30, 2012 compared to 46.4% at June 30, 2011.

The Bank continues to be well-capitalized under regulatory requirements. At June 30, 2012, the Bank's total risk-based, Tier 1 risk-based, and Tier 1 leverage capital ratios were 13.42%, 12.17%, and 8.23%, respectively, compared to 13.00%, 11.74%, and 8.50%, respectively, at June 30, 2011.  At June 30, 2012, the Company had 6,631,989 common shares outstanding with a book value of $7.94 per common share.

Nonperforming assets totaled $25.2 million, or 4.82% of total assets, at June 30, 2012, compared to $18.2 million, or 3.25% of total assets, at June 30, 2011.  Nonaccrual loans totaled $18.6 million at June 30, 2012 compared to $8.2 million at June 30, 2011. Nonaccrual loans with a current payment status were approximately 62% of the balance at June 30, 2012.  Foreclosed real estate amounted to $6.1 million at June 30, 2012 compared to $9.5 million at June 30, 2011.  Net charge-offs for the three months ended June 30, 2012 were $1.6 million, or 1.84% of average loans annualized, compared to $1.8 million, or 1.82% of average loans annualized, for the quarter ended June 30, 2011.  Net charge-offs for the quarter ended June 30, 2012 were primarily attributable to problem loans previously identified and reserved for in our allowance for loan losses.   The allowance for loan losses was $5.9 million, or 1.78% of total loans, at June 30, 2012 compared to $8.2 million, or 2.11% of total loans, at June 30, 2011. The decrease in the allowance for loan losses is due to a decline in specific reserves resulting from loan charge-offs.  The provision for loan losses totaled $600,000 for the quarter ended June 30, 2012, compared to $2.1 million for the quarter ended June 30, 2011.  The adequacy of the allowance for loan losses is evaluated quarterly and adjusted as necessary to maintain an appropriate reserve for probable losses in the loan portfolio.  In addition, the Federal Deposit Insurance Corporation and Tennessee Department of Financial Institutions, as an integral part of their examination process, periodically review our allowance for loan losses and may require the Company to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

JEFFERSON BANCSHARES, INC.

	At	At
	June 30, 2012	June 30, 2011
	(Dollars in thousands)

Financial Condition Data:
Total assets	$522,930	$561,189
Loans receivable, net	322,499	378,587
Cash and cash equivalents, and
interest-bearing deposits	56,693	40,548
Investment securities	83,483	74,780
Deposits	423,882	454,262
Repurchase agreements	398	945
FHLB advances	37,863	37,942
Subordinated debentures	7,245	7,133
Stockholders' equity	$52,629	$55,919

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)

Operating Data:
Interest income	$5,235	$6,283	$22,432	$26,334
Interest expense	939	1,506	4,570	8,030
Net interest income	4,296	4,777	17,862	18,304
Provision for loan losses	600	2,097	9,873	4,447
Net interest income after		-		-
provision for loan losses	3,696	2,680	7,989	13,857
Noninterest income	491	(298)	2,180	3,233
Noninterest expense	3,806	4,036	16,693	17,411
Earnings before income taxes	381	(1,654)	(6,524)	(321)
Total income taxes	90	(806)	(2,524)	(351)
Net earnings	$291	$(848)	$(4,000)	$30

Share Data:
Earnings per share, basic	$0.05	$(0.14)	$(0.64)	$0.00
Earnings per share, diluted	$0.05	$(0.14)	$(0.64)	$0.00
Book value per common share	$7.94	$8.43	$7.94	$8.43
Weighted average shares:
Basic	6,261,914	6,231,159	6,243,347	6,216,249
Diluted	6,261,914	6,231,159	6,243,347	6,216,249

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands)		(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$6,807	$7,881	$8,181	$9,649
Provision for loan losses	600	2,097	9,873	4,447
Recoveries	677	106	934	219
Charge-offs	(2,232)	(1,903)	(13,136)	(6,134)
Net Charge-offs	(1,555)	(1,797)	(12,202)	(5,915)
Allowance at end of period	$5,852	$8,181	$5,852	$8,181

Net charge-offs to average outstanding
loans during the period, annualized	1.84%	1.82%	3.36%	1.42%

	At	At
	June 30, 2012	June 30, 2011
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$18,562	$8,248
Nonperforming investments	207	464
Real estate owned	6,075	9,498
Other nonperforming assets	348	1

Total nonperforming assets	$25,192	$18,211

	Year Ended	Year Ended
	June 30, 2012	June 30, 2011

Performance Ratios:
Return on average assets	(0.74%)	0.00%
Return on average equity	(7.37%)	0.05%
Interest rate spread	3.60%	3.21%
Net interest margin	3.72%	3.35%
Efficiency ratio	83.38%	85.71%
Average interest-earning assets to
average interest-bearing liabilities	111.99%	109.61%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total loans	1.78%	2.11%
Allowance for loan losses as a
percent of nonperforming loans	31.53%	99.19%
Nonperforming loans as a percent
of total loans	5.65%	2.13%
Nonperforming assets as a percent
of total assets	4.82%	3.25%

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421